Exhibit 10.2

Baxter International Inc.

Equity Plan

adopted as of March 2, 2017

1.    Purpose

This Equity Plan (the “Plan”) has been adopted by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Baxter International Inc. (“Baxter”).

2.    Participants

Participants in this Plan (each a “Participant”) shall be select employees of Baxter or its subsidiaries (the “Company”) to whom the Committee may make awards of stock options (each an “Option”), performance share units (each a “PSU”) and restricted stock units (each an “RSU”, and together with Options and PSUs, “Awards”) under this Plan.

3.    Awards

3.1    Awards shall be made pursuant to and for the purposes stated in the Company incentive compensation program or plan (the “Program”) identified in the individual grant materials provided to the Participant (the “Grant”). Such Grant materials consist of a communication letter to Participants notifying them of their Awards and may include alternative terms with respect to vesting, in which case the vesting terms in the Grant communication letter shall govern. All Awards granted hereunder shall be subject to the Company’s Incentive Compensation Recoupment Policy or Executive Compensation Recoupment Policy, as applicable, and shall be subject to potential clawback in accordance with Section 8. Each Award shall be granted as of the date approved and as provided in the Grant (the “Grant Date”). The purchase price for each Share subject to an Option shall be the Fair Market Value of a share of common stock (the “Common Stock”), par value $1.00, of Baxter (each a “Share”) on the Grant Date. The terms of each Award will be as set forth in this Plan. Unless otherwise defined herein, capitalized terms used in this Plan shall have the meanings set forth in the Program. Options are not intended to qualify as Incentive Stock Options within the meaning of section 422 of the United States Internal Revenue Code, as amended (the “Code”).

3.2    Notwithstanding any other provision in the Plan to the contrary, any Grant or Award made under the Plan on or after March 2, 2017 shall be cancelled and no Award will vest or be exercisable if the Participant does not accept, sign, date and return, as directed by Baxter, the Non-Competition, Non-Solicitation and Confidentiality Agreement within sixty (60) days of being provided a copy of such agreement.

4.    Options

4.1.    Except for Options granted to employees of the Company’s subsidiaries in France, Options shall become exercisable as follows: (i) one-third on the first anniversary of the Grant Date, (ii) one-third on the second anniversary of the Grant Date, and (iii) the remainder on the third anniversary of the Grant Date. If Options would become exercisable on a date that is not a business day, they will become exercisable on the next business day. A business day is any day on which the Common Stock is traded on the New York Stock Exchange. After Options become exercisable (in each case, in whole or in part) and until they expire, the Options may be exercised in whole or in part, in the manner specified by the Committee. Under no circumstances may Options be exercised after they have expired. Shares may be used to pay the purchase price for Shares to be acquired upon exercise of Options or fulfill any tax withholding obligation, subject to any requirements or restrictions specified by the Committee.

4.2.    Subject to Section 8, if a Participant’s employment with the Company terminates before the Participant’s Options become exercisable, the Options will expire when the Participant’s employment with the Company terminates, except (i) in connection with a Qualifying Retirement or death or disability (each as outlined below) or (ii) if the Participant is rehired by the Company within ninety days of termination, in which case the Participant shall be construed to have been continuously employed by the Company for purposes of vesting and exercise.

4.3.    Subject to Section 8, if a Participant’s employment with the Company terminates after the Participant’s Options become exercisable, the Options will not expire immediately but will remain exercisable. Subject to Section 4.6, and except in the event of a Qualifying Retirement (as provided in Section 4.4), the Options will expire ninety days after the Participant’s employment with the Company terminates. If the Participant dies or becomes disabled during the ninety-day period, the Options will expire on the fifth anniversary of the termination date.

4.4.    Subject to Section 8, if the employment of a Participant who is at least 65 years of age, or at least 55 years of age with at least 10 years of employment with the Company, is terminated other than for Cause or by reason of the Participant’s death or disability (a “Qualifying Retirement”) then (i) if the date of such termination is after the calendar year of the Grant Date, the Options shall continue to vest as provided in Section 4.1, or (ii) if the date of such termination is in the calendar year of the Grant Date, a portion of the Options shall continue to vest as provided in Section 4.1, which portion shall be determined as follows: (# shares covered by Option award) * (# of months worked in that year, rounded to nearest whole month) / 12. Subject to Sections 4.6 and 8, the Participant’s Options (whether vesting pursuant to (i) or (ii) or previously vested) shall expire on the fifth anniversary of the termination date.

4.5.    If the employment of a Participant is terminated due to death or disability, then (i) if the date of such termination is after the calendar year of the Grant Date, the Options shall vest immediately, or (ii) if the date of such termination is in the calendar year of the Grant Date, a portion of the Options shall vest immediately, which portion shall be determined as follows: (# shares covered by Option award) * (# of months worked in that year, rounded to nearest whole month) / 12. Subject to Section 4.6, such Options will expire on the fifth anniversary of the termination date.

4.6.    Subject to Section 8, Options that have not previously expired will expire at the close of business on the tenth anniversary of the Grant Date. If Options would expire on a date that is not a business day, they will expire at the close of business on the last business day preceding that date.

4.7.    Except as the Committee may otherwise provide, Options may only be exercised by the Participant, the Participant’s legal representative, or a person to whom the Participant’s rights in the Options are transferred by will or the laws of descent and distribution.

4.8.    A transfer of employment within the Company will not constitute a termination of employment within the meaning of the Plan.

4.9.    A transfer of employment to a company that assumes an Option or issues a substitute option in a transaction to which Section 424 of the Code applies will not constitute a termination of employment within the meaning of the Plan.

4.10.    Except to the extent that it would cause the Option to be subject to Section 409A of the Code, the Committee may, in its sole discretion and without receiving permission from any Participant, substitute stock appreciation rights (“SARs”) for any or all outstanding Options. Upon the grant of substitute SARs, the related Options replaced by the substitute SARs shall be cancelled. The grant price of the substitute SARs shall be equal to the Option Price of the related Options, the term of the substitute SARs shall not exceed the term of the related Options, and the terms and conditions applicable to the substitute SARs shall otherwise be substantially the same as those applicable to the related Options replaced by the substitute SARs. Upon exercise, the SARs will be settled in Shares.

4.11. To the extent that an Option has not been exercised on the date the Option would otherwise expire pursuant to Sections 4.6 and 8, and the Fair Market Value of the Common Stock on such date exceeds the exercise price, Baxter may (but shall not be obligated to), on behalf of the Participant, direct that the Option be exercised and the shares of Common Stock sold, with the proceeds used to pay the exercise price and any applicable tax withholding, and the remaining proceeds credited to the Participant’s account, or take such other action as the Committee may determine; provided that in no event shall Baxter, any member of the Committee, or any person acting on their behalf have any liability to a Participant for failing to take any such action.

5.    Performance Share Units

5.1.    The PSUs will be earned 50% under 5.1(a) and 50% under 5.1(b) as follows:

5.1(a).    The PSUs earned under this subsection (a) will be earned based on the rank of Baxter’s growth in shareholder value (“GSV”) relative to the GSV of companies in the healthcare peer group selected by the Committee within the first ninety (90) days of 2016 (the “GSV PSUs”). GSV will be measured over a three-year period beginning with the first day of the calendar year of the Grant Date and ending on the last day of the third calendar year (the “GSV Performance Period”).

The GSV PSUs will pay out in shares of Common Stock in a range of 0% to 200% of the number of GSV PSUs awarded to the Participant as follows:

Baxter’s Percent Rank	Percentage of Target Grant Earned
75 percent or above	200%
65 percent	150%
50 percent	100%
25 percent	25%
Below 25 percent	0%

The GSV PSUs will pay out linearly between each set of data points. GSV will be measured based on the average closing stock prices over the last twenty days of the GSV Performance Period (plus reinvested dividends) divided by average closing stock prices over the twenty trading days prior to the beginning of the GSV Performance Period.

5.1(b).    The PSUs earned under this subsection (b) will be earned based on Baxter’s Adjusted Operating Margin (OM) performance (the “OM PSUs”), as defined below. OM performance will be measured annually over a three-year period, beginning with the first day of the calendar year of the Grant Date and ending on the last day of the third calendar year (the “OM Performance Period” and together with the GSV Performance Period, the “Performance Periods”), with one-third of the OM PSUs allocated to each one-year period. For each one-year period, the Committee will set a target OM performance within the first ninety (90) days of each one-year period and assess annual performance against that target after the conclusion of that one-year period, which shall be finalized in accordance with 5.1(c). OM PSUs for the one-year period shall be deemed earned at such time but shall not vest until the end of the three-year OM Performance Period. The use of the term “earned” in this context shall not be construed to imply that the Participant has completed any portion of the service required to receive a payment with respect to the OM PSUs until the end of the vesting period.

For each one-year period, the OM PSUs will pay out in shares of Common Stock in a range of 0% to 200% of the number of OM PSUs allocated to that one-year period to the Participant as follows:

Baxter OM Performance	Percentage of Target Grant Earned
110 percent and above	200%
100 percent	100%
90 percent	25%
Below 90 percent	0%

The OM PSUs will pay out linearly between each set of data points. OM performance will be measured for each one-year period based on such year’s operating income divided by annual sales for such year.

5.1(c).    Following the end of the Performance Periods, the Committee shall determine the PSU payout, which determination shall be final and binding. Shares of Common Stock earned will be delivered or otherwise made available to the Participant as soon as practical after the Committee makes its determination but not later than the March 15 after the end of the Performance Periods. PSUs will only be settled in shares of Common Stock. Any other settlement modality shall be considered an exception, which would have to be approved separately by the Committee.

5.2.    Subject to Section 8, if a Participant’s employment with the Company terminates before the end of the Performance Periods, any unvested PSUs shall be forfeited on the effective date of termination, except (i) in connection with a Qualifying Retirement or death or disability (each as outlined below), or (ii) if the Participant is rehired by the Company within ninety days of termination, in which case the Participant shall be construed to have been continuously employed by the Company for purposes of vesting.

5.3.    Subject to Section 8, if the employment of a Participant terminates in a Qualifying Retirement then (i) if the date of such termination is after the calendar year of the Grant Date, the PSUs will remain eligible for payout at the end of the Performance Periods on the terms provided in Section 5.1, or (ii) if the date of such termination is in the calendar year of the Grant Date a portion of the unearned PSUs shall remain eligible for payout at the end of the Performance Periods on the terms provided in Section 5.1, which portion shall be determined as follows: (# PSUs awarded) * (# of months worked in that year, rounded to nearest whole month) / 12.

5.4.    If the employment with the Company of a Participant is terminated due to death or disability, the PSUs shall vest as follows: (i) if the date of such termination is after the calendar year of the Grant Date, any unearned OM PSUs and any GSV PSUs shall pay out at 100% of the Target Grant (as depicted in the tables in Section 5.1.), in addition to payment of any earned OM PSUs, within sixty days, or (ii) if the date of such termination is in the calendar year of the Grant Date a portion of the unearned PSUs shall pay out as provided in (i), which portion shall be determined as follows: (# PSUs awarded) * (# of months worked in that year, rounded to nearest whole month) / 12.

5.5.    The PSUs shall not be transferable and may not be sold, assigned, pledged, hypothecated or otherwise encumbered.

5.6.    A transfer of employment within the Company will not constitute a termination of employment within the meaning of the Plan.

5.7.    Until the shares of Common Stock have been delivered or otherwise made available as provided in Section 5.1, the Participant shall not be treated as a shareholder as to those shares of Common Stock relating to the PSUs. Notwithstanding the foregoing, the Participant shall be permitted to receive additional PSUs with respect to outstanding PSUs based upon the dividends and distributions paid on shares of Common Stock to the same extent as if each PSU were a share of Common Stock (without adjustment prior to vesting for payment levels set forth in the table in Section 5.1), which additional PSUs shall be determined in amount and value in the Company’s discretion and shall be delivered or made available at the same time and to the same extent as the PSUs to which they relate or as otherwise determined by the Company.

5.8.    To the extent required by Section 409A of the Internal Revenue Code, no PSUs that become payable to a specified employee (as defined in the Baxter International Inc. and Subsidiaries Deferred Compensation Plan) by reason of a separation from service shall be paid until the first day of the seventh month following the separation from service, and the PSUs shall be otherwise interpreted and administered in accordance with Section 409A.

6.    Restricted Stock Units

6.1.    RSUs are subject to being earned and vested as follows: (i) one-third on the first anniversary of the Grant Date, (ii) one-third on the second anniversary of the Grant Date, and (iii) the remainder on the third anniversary of the Grant Date (each as applicable, a “Vesting Date”). If RSUs would become earned and vested on a date that is not a business day, the next business day shall be the Vesting Date. The Company will deliver or otherwise make available to the Participant within 2 1⁄2 months following the applicable Vesting Date one Share for each RSU that vests. RSUs will only be settled in Shares. Any other settlement method would be considered an exception and would have to be approved separately by the Committee.

6.2.    Subject to Section 8, if a Participant’s employment with the Company terminates before a given Vesting Date, any unvested RSUs will be forfeited when the Participant’s employment with the Company terminates, except (i) in connection with a Qualifying Retirement or death or disability (each as outlined below), or (ii) if the Participant is rehired by the Company within ninety days of termination, in which case the Participant shall be construed to have been continuously employed by the Company for purposes of vesting and payout.

6.3.    Subject to Section 8, if the employment of a Participant terminates in a Qualifying Retirement then (i) if the date of such termination is after the calendar year of the Grant Date, the RSUs will remain eligible for payout on the terms provided in Section 6.1, or (ii) if the date of such termination is in the calendar year of the Grant Date a portion of the RSUs shall remain eligible for payout on the terms provided in Section 6.1, which portion shall be determined as follows: (# RSUs awarded) * (# of months worked in that year, rounded to nearest whole month) / 12.

6.4.    If the employment with the Company of a Participant is terminated due to death or disability, the RSUs shall vest as follows: (i) if the date of such termination is after the calendar year of the Grant Date, all the RSUs shall pay out within sixty days, or (ii) if the date of such termination is in the calendar year of the Grant Date a portion of the RSUs shall pay out within sixty days, which portion shall be determined as follows: (# RSUs awarded) * (# of months worked in that year, rounded to nearest whole month) / 12.

6.5.    The RSUs shall not be transferable and may not be sold, assigned, pledged, hypothecated or otherwise encumbered.

6.6.    A transfer of employment within the Company will not constitute a termination of employment within the meaning of the Plan.

6.7.    Until the Shares have been delivered or otherwise made available as provided in Section 6.1, the Participant shall not be treated as a shareholder as to those Shares relating to the RSUs. Notwithstanding the foregoing, the Participant shall be permitted to receive additional RSUs with respect to outstanding RSUs based upon the dividends and distributions paid on Shares to the same extent as if each RSU were a Share, which additional RSUs shall be delivered or made available at the same time and to the same extent as the RSUs to which they relate or as otherwise determined by the Company.

7.    Change in Control

Notwithstanding any other provision of the Program or this Plan (and in lieu of vesting at the times otherwise provided in the Program), if the termination of employment of a Participant occurs upon or within twenty-four (24) months following a Change in Control by reason of (a) termination by the Company for reasons other than for Cause or (b) termination by the Participant for Good Reason, then all Awards shall become immediately vested and exercisable.

8.    Equity Clawback

8.1.    For purposes of the Plan: (a) a Disqualifying Termination occurs if (i) the Participant’s employment with the Company terminates and (ii) such Participant violates (either during and/or after employment with Baxter) the terms of the Participant’s Non-Competition, Non-Solicitation and Confidentiality Agreement with Baxter International Inc. as described in and required by Section 3.2; (b) the Termination Date shall mean the last date of employment with Baxter by such Participant; and (c) a Participant’s Non-Competition, Non-Solicitation and Confidentiality Agreement shall mean such Participant’s non-competition, non-solicitation and confidentiality agreement entered into with Baxter in connection with the grant of Awards under the Plan.

8.2    If a Participant has a Disqualifying Termination, then any Awards that have not vested or are not exercisable as of the Termination Date (including any Awards that would later vest as a result of a Qualifying Retirement) shall be cancelled and shall not vest or be exercisable.

8.3    If a Participant has a Disqualifying Termination, then (a) any Awards which have vested or became exercisable within the following period shall be forfeited and shall be returned to Baxter: (1) in the event the Termination Date is on or after March 2, 2018, within the 12 months preceding the Termination Date and (2) in the event the Termination Date is prior to March 2, 2018, the period between March 2, 2017 and the Termination Date, and (b) any Awards that vested after the Termination Date as a result of a Qualifying Retirement shall be forfeited and shall be returned to Baxter. If the Participant has sold shares from any of such Awards, including the profit shares from an option exercise, then Participant shall make a cash payment to Baxter in an amount equal to the amount of the value of such shares at the time of the sale recognized from the sale or exercise of such Awards within 30 business days of written notice by Baxter to the Participant. Shares withheld by the Company for taxes shall be considered part of the shares sold.

9.    Additional Definitions

For purposes of the Plan, the following capitalized terms shall have the meanings provided below.

“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended.

“Cause” means (i) the willful and continued failure by the Participant to substantially perform his duties with the Company that has not been cured within 30 days after written demand for substantial performance is delivered by the Company, which demand specifically identifies the manner in which the Participant has not substantially performed (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness), (ii) the willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, or (iii) the engaging by the Participant in egregious misconduct involving serious moral turpitude, determined in the reasonable judgment of the Committee. For purposes hereof, no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that such action was in the best interest of the Company. Notwithstanding the foregoing, if a Participant is a party to a Change in Control Agreement, “Cause” with respect to such Participant shall have the meaning given to such term in the Change in Control Agreement.

“Change in Control” means the first to occur of any of the following: (i) any Person is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Baxter (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 30% or more of the combined voting power of Baxter’s then outstanding securities, excluding any Person who becomes such a beneficial owner in connection with a merger or consolidation of Baxter or any direct or indirect subsidiary of Baxter with any other corporation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of (A) any parent of Baxter or the entity surviving such merger or consolidation or (B) if there is no such parent, of Baxter or such surviving entity; (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Grant Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Baxter) whose appointment or election by the Board or nomination for election by Baxter’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Grant Date or whose appointment, election or nomination for election was previously so approved or recommended; (iii) there is consummated a merger or consolidation of Baxter or any direct or indirect subsidiary of Baxter with any other corporation or other entity, other than a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of (A) any parent of Baxter or the entity surviving such merger or consolidation or (B) if there is no such parent, of Baxter or such surviving entity; or (iv) the shareholders of Baxter approve a plan of complete liquidation or dissolution of Baxter or there is consummated an agreement for the sale or disposition by Baxter of all or substantially all of Baxter’s assets, other than a sale or disposition by Baxter of all or substantially all of Baxter’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of (A) any parent of Baxter or of the entity to which such assets are sold or disposed or (B) if there is no such parent, of Baxter or such entity.

“Change in Control Agreement” means an employment agreement, change in control agreement or plan, severance agreement or plan, or other agreement between the Company and a Participant or Company plan covering a Participant that provides for benefits upon termination for good reason or cause in connection with a change in control of Baxter and that has been approved by the Board or the Committee.

“Good Reason” means the occurrence (without the Participant’s express written consent) of any of the following which occur on or after a Change in Control: (i) reduction by the Company in the Participant’s annual base salary as in effect on the Grant Date or as the same may be increased from time to time; (ii) the relocation of the Participant’s principal place of employment to a location more than fifty (50) miles from the Participant’s principal place of employment immediately prior to the Change in Control or the Company’s requiring the Participant to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with the Participant’s business travel obligations as in effect immediately prior to the Change in Control; or (iii) the failure by the Company to pay to the Participant any portion of the Participant’s current compensation or to pay to the Participant any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due. Notwithstanding the foregoing, if a Participant is a party to a Change in Control Agreement, “Good Reason” with respect to such Participant shall have the meaning given to such term in the Change in Control Agreement.

“Person” shall have the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) Baxter or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Baxter or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of Baxter in substantially the same proportions as their ownership of stock of Baxter.

9.    Withholding

Except as otherwise provided by the Committee, all Awards (including the payout of Awards) under the Plan are subject to withholding of all applicable taxes, which withholding obligations may be satisfied, with the consent of the Committee, through the surrender of Shares that the Participant already owns or to which a Participant is otherwise entitled under the Plan; provided, however, with the consent of the Committee, previously-owned Shares that have been held by the Participant or Shares to which the Participant is entitled under the Plan may only be used to satisfy the minimum tax withholding required by applicable law (or other rates that will not have a negative accounting impact).

10.    Program Controls

Except as specifically provided in the Plan, in the event of any inconsistency between the Plan and the Program, the Program will control, but only to the extent such Program provisions will not violate the provisions of section 409A of the Code.